UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

(RULE 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

[ ]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]	Definitive Information Statement

CEMTREX, INC.

(Name of Registrant As Specified In Charter)

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

CEMTREX, INC.
19 Engineers Lane
Farmingdale, New York 11735

INFORMATION STATEMENT

AUGUST 11, 2017

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE AUTHORIZED SHARE AMENDMENT, DEFINED BELOW, HAS ALREADY BEEN APPROVED BY WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF THE OUTSTANDING VOTING SHARES AND A MAJORITY OF THE OUTSTANDING VOTING SHARES OF PREFERRED STOCK VOTING AS A CLASS. A VOTE OF THE REMAINING STOCKHOLDERS IS NOT NECESSARY.

General

This Information Statement is first being furnished on or about August 11, 2017 to stockholders of record as of the close of business on August 7, 2017 (the “Record Date”) of the Common Stock, par value $0.001 per share (the “Common Stock”), and the Series A Preferred Stock and Series 1 Preferred Stock, each par value $0.001 per share (together, the “Preferred Stock”), of Cemtrex, Inc. in connection with an amendment of the Certificate of Incorporation of Cemtrex to increase the number of authorized shares of Preferred Stock from 10,000,000 shares to 20,000,000 shares (the “Authorized Share Amendment”).

The Board of Directors has approved, and the requisite number of stockholders consisting of Cemtrex’s executive officers and directors (the “Consenting Stockholders”), representing 10,977,782 shares out of 13,781,533 shares of Preferred Stock (on a voting basis) and 14,823,150 shares out of 23,989,272 total voting shares (with the Common Stock) as of August 7, 2017, have consented in writing to the Authorized Share Amendment. Such approval and consent constitute the approval and consent of a majority of the total number of shares of Preferred Stock (on a voting basis), as well as a majority of the total voting shares of Cemtrex, and are sufficient under the Delaware General Corporation Law and Cemtrex’s Certificate of Incorporation and By-laws to approve the Authorized Share Amendment. Accordingly, the Authorized Share Amendment will not be submitted to the other stockholders of Cemtrex for a vote and this Information Statement is being furnished to stockholders to provide them with certain information concerning the Authorized Share Amendment in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations promulgated thereunder, including Regulation 14C.

This Information Statement contains forward-looking statements which involve risks and uncertainties. Cemtrex’s actual results may differ significantly from the results discussed in the forward-looking statements.

Cemtrex will pay all costs associated with the distribution of the Information Statement, including the costs of printing and mailing. Cemtrex will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of the Common Stock and Preferred Stock.

FOR ADDITIONAL INFORMATION ABOUT CEMTREX, REFERENCE IS MADE TO CEMTREX’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2016 AND QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERLY PERIODS ENDED DECEMBER 31, 2016 AND MARCH 31, 2017.

The principal executive offices of Cemtrex are located at 19 Engineers Lane, Farmingdale, New York 11735, and its telephone number is (631) 756-9116.

AMENDMENT TO THE CERTIFICATE OF INCORPORATION
TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF PREFERRED STOCK

The Board of Directors has unanimously adopted and the Consenting Stockholders have approved an amendment to the Certificate of Incorporation of Cemtrex to increase the authorized shares of Preferred Stock from 10,000,000 shares to 20,000,000 shares. The text of the Authorized Share Amendment is attached as Appendix A and is incorporated herein by reference.

As of August 7, 2017, there were 10,207,739 shares of Common Stock issued and outstanding and 1,000,000 shares of Series A Preferred Stock, entitling its holder to 10,309,817 votes, and 1,735,858 shares of Series 1 Preferred Stock, entitling its holders to an aggregate of 3,471,716 votes, issued and outstanding.

Pursuant to the Certificate of Designation for the Series A Preferred Stock, each outstanding share of Series A Preferred Stock is entitled to the number of votes equal to the result of (i) the total number of shares of Common Stock held on the Record Date multiplied by 1.01, divided by (ii) the total number of shares of Series A Preferred Stock held on the Record Date, with respect to any and all matters presented to Cemtrex’s stockholders for their action or consideration. Because Cemtrex has 10,207,739 shares of Common Stock and 1,000,000 shares of Series A Preferred Stock outstanding, each share of Series A Preferred Stock has 10.31 votes, or an aggregate of 10,309,817 votes.

Pursuant to the Certificate of Designation for the Series 1 Preferred Stock, except as required by law, each holder of shares of Series 1 Preferred Stock is entitled to two votes for each share of Series 1 Preferred Stock held on the Record Date as though each share of Series 1 Preferred Stock were two shares of Common Stock. Because Cemtrex has 1,735,858 shares of Series 1 Preferred Stock outstanding, holders of Series 1 Preferred Stock have an aggregate of 3,471,716 votes.

Accordingly, on the Record Date, there are a total of 23,989,272 voting shares of Common Stock (on an as-converted basis) and 13,781,533 voting shares of Preferred Stock. The holders of Preferred Stock voted as a separate class, and the holders of Series A Preferred Stock and Series 1 Preferred Stock voted on an as-converted basis with respect to the vote of a majority of the outstanding voting shares, for purposes of the Authorized Share Amendment.

The Board of Directors has deemed it advisable and in the best interests of Cemtrex to amend Article 4 of the Certificate of Incorporation to increase the authorized number of shares of Preferred Stock to 20,000,000 shares. The additional authorized undesignated shares of Preferred Stock will be considered “blank-check” preferred shares as described under “Description of Capital Stock – Preferred Stock” below.

The purpose of such share increase is to place Cemtrex in a position where it will continue to have a sufficient number of shares of authorized and unissued capital stock which can be issued for or in connection with such corporate purposes as may from time to time be considered advisable by the Board of Directors. Having such shares available for issuance in the future will give Cemtrex greater flexibility and will allow such shares to be issued as determined by the Board of Directors of Cemtrex without the expense and delay of a special stockholders’ meeting to approve such additional authorized capital stock. Such corporate purposes could include, without limitation: (a) issuances in connection with any desirable acquisitions which may be presented to Cemtrex, (b) payments of stock dividends, (c) issuances upon exercise of warrants or the conversion of other securities convertible into Preferred Stock which may be outstanding from time to time, and (d) issuances in connection with an offering to raise capital for Cemtrex.

The authorized shares of Preferred Stock in excess of those presently issued will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by the stockholders, except as may be required by the Certificate of Incorporation and applicable laws and regulations. Any future issuances of shares will be subject to the rights of holders of shares of then outstanding shares of Preferred Stock.

The Authorized Share Amendment may have the result of making it more difficult for any person or group of persons, other than the current principal stockholders and management, to acquire control of Cemtrex by expanding the ability of Cemtrex to issue shares and thereby dilute the voting power of any person or group that might accumulate shares in order to attempt to effect a change in control. Although the Authorized Share Amendment might have this effect, the Authorized Share Amendment has been proposed by the Board of Directors for the reasons set forth above and not for anti-takeover reasons. Cemtrex is not aware of any present effort to accumulate shares of Common Stock or Preferred Stock, or to attempt to change control of Cemtrex. Cemtrex has no present plans to issue additional shares of Preferred Stock to any of the current principal stockholders, executive officers, directors or any other person or entity.

The Authorized Share Amendment will become effective upon the filing of a Certificate of Amendment relating thereto with the Secretary of State of the State of Delaware, which will occur on or about August 31, 2017. Under federal securities law, Cemtrex cannot file the Certificate of Amendment until at least 20 days after the mailing of this Information Statement.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Persons Entitled to Notice

The Record Date for the determination of the stockholders entitled to notice of and to consent to the Authorized Share Amendment has been fixed as of the close of business on August 7, 2017. As of August 7, 2017, there were 10,207,739 shares of Common Stock issued and outstanding and 1,000,000 shares of Series A Preferred Stock, entitling its holder to 10,309,817 votes, and 1,735,858 shares of Series 1 Preferred Stock, entitling its holders to an aggregate of 3,471,717 votes, issued and outstanding.

Since the Authorized Share Amendment has been duly approved by the Consenting Stockholders holding a majority of the outstanding voting shares and the Preferred Stock voting as a separate class, approval or consent of the remaining stockholders is not required and is not being solicited hereby or by any other means.

The Delaware General Corporation Law does not provide for dissenters rights in connection with the adoption of the Authorized Share Amendment.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights and preferences of Cemtrex’s capital stock and certain other securities convertible into its capital stock. While Cemtrex believes that the following description covers the material terms of its capital stock and other securities, the description may not contain all of the information that is important to you and is subject to and qualified in its entirety by the Certificate of Incorporation, By-laws and the other agreements and instruments described below and by the provisions of applicable Delaware law. Cemtrex encourages you to read carefully this entire Information Statement, its Certificate of Incorporation, By-laws and the other agreements and instruments described below for a more complete understanding of Cemtrex’s capital stock.

General

Cemtrex’s authorized capital stock currently consists of 20,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share, of which 1,000,000 shares are designated as Series A Preferred Stock and 3,000,000 shares are designated as Series 1 Preferred Stock. As of August 7, 2017, there were 10,207,739 shares of Common Stock issued and outstanding and 1,000,000 shares of Series A Preferred Stock, entitling its holder to 10,309,817 votes, and 1,735,858 shares of Series 1 Preferred Stock, entitling its holders to an aggregate of 3,471,717 votes, issued and outstanding.

Additionally, there were an aggregate of 475,400 shares reserved for issuance pursuant to the exercise of outstanding stock options, 3,471,716 shares reserved for issuance pursuant to the exercise of outstanding warrants, and up to approximately 203,000 shares issuable upon the conversion of Cemtrex’s convertible notes.

Common Stock

Voting Power; Dividends. Holders of Cemtrex’s Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and have the right to vote cumulatively for the election of directors. This means that in the voting at the annual meeting, each stockholder or his proxy, may multiply the number of his shares by the number of directors to be elected then cast the resulting total number of votes for a single nominee, or distribute such votes on the ballot among the nominees as desired. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by Cemtrex’s Board of Directors out of funds legally available therefor, subject to any preferential dividend rights for the outstanding shares of Preferred Stock.

Liquidation, Dissolution and Winding Up. Upon Cemtrex’s liquidation, dissolution or winding up, the holders of Common Stock are entitled to receive ratably the net assets available after the payment of all debts and other liabilities and subject to the prior rights of holders of any of the outstanding shares of Preferred Stock.

Preemptive and Other Rights. Holders of Cemtrex’s Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that Cemtrex may designate and issue in the future.

Holders of Common Stock may not receive any assets or funds until Cemtrex’s creditors have been paid in full and the preferential or participating rights of holders of Preferred Stock have been satisfied. If Cemtrex participates in a corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization, any payments or shares of stock allocated to holders of Common Stock will be distributed pro-rata to holders of Common Stock on a per share basis. If Cemtrex redeems, repurchases or otherwise acquires for payment any shares of its Common Stock, Cemtrex will treat each share of Common Stock identically.

Cemtrex may issue additional shares of its Common Stock and Preferred Stock, if authorized by the Board, without the Common Stockholders’ approval, unless required by Delaware law or a stock exchange on which its securities are traded. If Cemtrex receives the appropriate payment, shares of its Common Stock that it issues will be fully paid and nonassessable.

Nasdaq Capital Market. Cemtrex’s shares of Common Stock are traded on the Nasdaq Capital Market under the symbol CETX.

Transfer Agent and Registrar. The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, New York, New York.

Preferred Stock

Under Cemtrex’s Certificate of Incorporation, the Board of Directors is currently authorized, without further stockholder action, to issue up to 10,000,000 shares of Preferred Stock in one or more series, with such powers, designations, preferences and relative, participating, optional and other rights and such qualifications, limitations and restrictions thereof as shall be set forth in the resolutions providing therefor. Cemtrex has no present plans to issue any additional shares of Preferred Stock. The additional 10,000,000 authorized undesignated shares of Preferred Stock to be approved will be similarly considered “blank-check” preferred shares.

Series A Preferred Stock

In September 2009, Cemtrex issued shares of its Series A Preferred Stock to Aron Govil, Cemtrex’s Executive Director. Pursuant to the Certificate of Designation relating to those shares, each issued and outstanding share of Series A Preferred Stock is entitled to the number of votes equal to the result of (i) the total number of shares of Common Stock outstanding at the time of such vote multiplied by 1.01, and divided by (ii) the total number of shares of Series A Preferred Stock outstanding at the time of such vote, at each meeting of its stockholders with respect to any and all matters presented to the stockholders for their action or consideration.

The shares of Series A Preferred Stock have equal distribution rights with those of Common Stockholders upon liquidation, dissolution or winding-up of Cemtrex, and otherwise have no pre-emptive, subscription, conversion or redemption rights.

Series 1 Preferred Stock

In January and February 2017, Cemtrex issued an aggregate of 1,735,858 shares of Series 1 Preferred Stock, having the following powers, preferences and rights:

Dividends. Holders of the Series 1 Preferred are entitled to receive cumulative cash dividends at the rate of 10% of the purchase price per year, payable semiannually on the last day of March and September in each year. Dividends may also be paid, at Cemtrex’s option, in additional shares of Series 1 Preferred, valued at their liquidation preference. The Series 1 Preferred ranks senior to the Common Stock with respect to dividends. Dividends will be entitled to be paid prior to any dividend to the holders of the Common Stock.

Liquidation Preference. The Series 1 Preferred has a liquidation preference of $10.00 per share. In the event of any liquidation, dissolution or winding up of Cemtrex, any amounts remaining available for distribution to stockholders after payment of all liabilities of the company will be distributed first to the holders of Series 1 Preferred, and then pari passu to the holders of the Series A Preferred Stock and Common Stock. The holders of Series 1 Preferred have preference over the holders of Common Stock on any liquidation, dissolution or winding up of Cemtrex. The holders of Series 1 Preferred also have preference over the holders of Series A Preferred Stock.

Voting Rights. Except as otherwise provided in the Certificate of Designation or as required by law, the Series 1 Preferred vote together with the shares of Common Stock (and not as a separate class) at any annual or special meeting of stockholders. Except as required by law, each holder of shares of Series 1 Preferred is entitled to two votes for each share of Series 1 Preferred held on the record date as though each share of Series 1 Preferred were two shares of Common Stock. Holders of the Series 1 Preferred vote as a class on any amendment altering or changing the powers, preferences or rights of the Series 1 Preferred so as to affect them adversely.

No Conversion. The Series 1 Preferred are not convertible into or exchangeable for shares of Common Stock or any other security.

Rank. The Series 1 Preferred ranks with respect to distribution rights upon Cemtrex’s liquidation, winding-up or dissolution and dividend rights, as applicable:

●	senior to the Series A Preferred Stock, Common Stock and any other class of capital stock Cemtrex issues in the future unless the terms of that stock provide that it ranks senior to any or all of the Series 1 Preferred;

●	on a parity with any class of capital stock Cemtrex issues in the future the terms of which provide that it will rank on a parity with any or all of the Series 1 Preferred;

●	junior to each class of capital stock issued in the future the terms of which expressly provide that such capital stock will rank senior to the Series 1 Preferred and Common Stock; and

●	junior to all of Cemtrex’s existing and future indebtedness.

In addition, the Series 1 Preferred, with respect to rights upon Cemtrex’s liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of the company and subsidiaries, as well as the capital stock of its subsidiaries held by third parties.

Redemption. Cemtrex may mandatorily redeem any or all of the Series 1 Preferred at any time and from time to time at its option, by giving notice (by issuing a press release or otherwise making a public announcement, by mailing a notice of redemption or otherwise). If Cemtrex redeems fewer than all of the outstanding shares of Series 1 Preferred, it may select the shares to be redeemed by redeeming shares proportionally, by lot, or by any other equitable method. The mandatory redemption price for any shares of Series 1 Preferred is an amount equal to the $10.00 liquidation price per share plus any accrued but unpaid dividends to the date fixed for redemption.

From and after any applicable redemption date, if funds necessary for the redemption are available and have been irrevocably deposited or set aside, then:

●	the shares will no longer be deemed outstanding;

●	the holders of the shares, as such, will cease to be stockholders; and

●	all rights with respect to the shares of Series 1 Preferred will terminate except the right of the holders to receive the redemption price, without interest.

Cemtrex may also repurchase, outside of its mandatory redemption rights, any shares of Series 1 Preferred in privately-negotiated transactions or in open market purchases on Nasdaq, subject to applicable regulations regarding issuer repurchases of their capital stock. In such cases, Cemtrex would most likely do so at prices lower than the price at which it is entitled to mandatorily redeem the shares.

No Other Rights. The holders of the Series 1 Preferred have no preemptive or preferential or other rights to purchase or subscribe to any stock, obligations, warrants or other securities of Cemtrex.

Trading. The Series 1 Preferred is listed for trading on the Nasdaq Capital Market under the symbol CETXP.

Transfer Agent and Registrar. Continental Stock Transfer & Trust Company, New York, New York, is the transfer agent and registrar for Series 1 Preferred.

Series 1 Warrants

In January and February 2017, Cemtrex issued Series 1 Warrants to purchase an aggregate of 3,471,717 shares of Common Stock, having the following terms and provisions:

Exercise and Terms. Each Series 1 Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $6.31 per share. Series 1 Warrants are exercisable, at any time and from time to time, on or before the fifth anniversary of the date of issuance by delivery of an exercise notice duly completed and tendering of the aggregate exercise price. The Series 1 Warrants are exercisable only for cash.

A holder is prohibited under the terms of the Series 1 Warrants from effecting the exercise of the Series 1 Warrants to the extent that, as a result of the exercise, the holder of such shares beneficially owns more than 4.99% (or, if this limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the outstanding shares of Common Stock calculated immediately after giving effect to the issuance of shares of Common Stock upon such exercise.

Call Option. The Series 1 Warrants are callable by Cemtrex at a price of $0.10 per underlying share of Common Stock on 30 days’ notice if (i) the average closing price of the Common Stock for 30 consecutive trading days exceeds 200% of the exercise price, (ii) the Common Stock continues to be traded on the Nasdaq Capital Market or is trading on another national securities exchange and (iii) a registration statement covering the shares underlying the Series 1 Warrants has been declared effective and remains effective and such shares are not subject to lock-up restrictions.

Trading. The Series 1 Warrants are listed for trading on the Nasdaq Capital Market under the symbol CETXW.

Warrant Agent. Continental Stock Transfer & Trust Company is the warrant agent for the Series 1 Warrants.

Anti-Takeover Provisions

The terms of Cemtrex’s shares of Series A Preferred Stock, held by Aron Govil, Cemtrex’s Executive Director, may have the effect of discouraging a takeover of the company. Pursuant to the Certificate of Designation for such shares, each outstanding share of Series A Preferred Stock is entitled to the number of votes equal to the result of (i) the total number of shares of Common Stock outstanding at the time of a stockholder vote multiplied by 1.01, divided by (ii) the total number of shares of Series A Preferred Stock outstanding at the time of such vote, at each meeting of stockholders of the company with respect to any and all matters presented to Cemtrex’s stockholders for their action or consideration. Because Cemtrex has, as of August 7, 2017, 10,207,739 shares of Common Stock outstanding, each share of Series A Preferred Stock has 10.31 votes, or an aggregate of 10,309,817 votes. Since the total number of Cemtrex’s voting shares (comprised of the outstanding shares of Common Stock, Series A Preferred Stock and Series 1 Preferred Stock) totals 23,989,272 shares, the Series A Preferred Stock alone carries the right to vote approximately 43% of the outstanding voting shares and such percentage “floats” as additional shares of Common Stock are issued by the company. It also currently constitutes 74.8% of the outstanding Preferred Stock on a voting basis. Given this continuing voting interest of the Series A Preferred Stock, its holder will be able to exert significant influence over all corporate activities including the outcome of tender offers, mergers, proxy contests or other purchases of Common Stock, which could discourage others from initiating changes of control.

Cemtrex’s Certificate of Incorporation, in order to combat “greenmail,” provides in general that any direct or indirect purchase by the company of any of its voting stock or rights to acquire voting stock known to be beneficially owned by any person or group which holds more than 5% of a class of voting stock and which has owned the securities being purchased for less than two years must be approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of voting stock, subject to certain exceptions. The prohibition of “greenmail” may tend to discourage or foreclose certain acquisitions of the company’s securities, which might temporarily increase the price of Cemtrex’s securities. Discouraging the acquisition of a large block of Cemtrex’s securities by an outside party may also have a potential negative effect on takeovers. Parties seeking control of Cemtrex through large acquisitions of its securities will not be able to resort to “greenmail” should their bid fail, thus making such a bid less attractive to persons seeking to initiate a takeover effort.

Cemtrex is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits certain publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an “interested stockholder,” unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person or entity who, together with affiliates and associates, owns (or within the preceding three years, did own) 15% or more of the corporation’s voting stock. The statute contains provisions enabling a corporation to avoid the statute’s restrictions if the stockholders holding a majority of the corporation’s voting stock approve.

Indemnification of Directors and Officers

Cemtrex’s Certificate of Incorporation provides that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the company) by reason of the fact that he is or was a director, officer, incorporator, employee or agent of the company, or is or was serving at the request of the company as a director, officer, incorporator, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the company to the full extent then permitted by law or to the extent that a court of competent jurisdiction shall deem proper or permissible under the circumstance, whichever is greater, against expenses (including attorneys’ fees), judgments, fines and amount paid in settlement incurred by such person in connection with such action, suit or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which pre-date the company’s adoption of the indemnification provisions in its certificate of incorporation. Furthermore, such right of indemnification will continue as to a person who has ceased to be a director, officer, incorporator, employee or agent and will inure to the benefit of the heirs and personal representatives of such person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to Cemtrex with respect to the beneficial ownership of its Common Stock as of August 7, 2017 by:

●	all persons who are beneficial owners of five percent (5%) or more of the Common Stock;

●	each of Cemtrex’s directors;

●	each of Cemtrex’s executive officers; and

●	all current directors and executive officers as a group.

Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock held by them.

As of August 7, 2017, there were 10,207,739 shares of Common Stock issued and outstanding and 1,000,000 shares of Series A Preferred Stock and 1,735,858 shares of Series 1 Preferred Stock issued and outstanding. The 1,000,000 outstanding shares of Series A Preferred Stock are entitled to vote 10,309,817 shares, and the 1,735,858 shares of Series 1 Preferred Stock are entitled to vote 3,471,716 shares in the aggregate.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to stock options, warrants or convertible notes held by that person that are currently exercisable or convertible or exercisable or convertible within 60 days of August 7, 2017 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The address of those individuals for which an address is not otherwise indicated is 19 Engineers Lane, Farmingdale, New York 11735.

Title of Class	Name and Address of Beneficial Owner	Title	Amount Owned	Percentage of Issued Common Stock(1)	Percentage of Voting Stock(2)
Common Stock	Aron Govil	Executive Director	3,080,000	30.2%	12.8%
Preferred Stock (Series A)	Aron Govil	Executive Director	1,000,000 (3) (10,309,817 voting shares)	–	43.0%
Common Stock	Saagar Govil	Chairman, President and Chief Executive Officer	1,433,334	14.0%	6.0%
Common Stock	Renato Dela Rama	Vice President of Finance	46,834	*	*
Common Stock	Raju Panjwani	Director	–	*	*
Common Stock	Sunny Patel	Director	6,722	*	*
Common Stock	Shamik Shah	Director	5,417	*	*

	All directors and executive officers as a group (6 persons )		4,572,307 (14,882,124 voting shares)	44.8%	62.0%

*	Less than one percent of outstanding shares.

(1)	Except as otherwise noted herein, the percentage is determined on the basis of 10,207,739 shares of Common Stock outstanding plus securities deemed outstanding pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under Rule 13d-3, a person is deemed to be a beneficial owner of any security owned by certain family members and any security of which that person has the right to acquire beneficial ownership within 60 days, including, without limitation, shares of Common Stock subject to stock options, warrants and convertible notes.

(2)	This percentage is based on the shares of Common Stock outstanding plus the shares of Preferred Stock on an as-converted basis. The table above does not reflect the shares of Preferred Stock voting as a separate class.

(3)	Pursuant to the Certificate of Designation of the Series A Preferred Stock, each issued and outstanding share of Series A Preferred Stock is entitled to the number of votes equal to the result of: (i) the number of shares of Common Stock issued and outstanding at the time of such vote multiplied by 1.01; divided by (ii) the total number of Series A Preferred Stock issued and outstanding at the time of such vote, at each meeting of Cemtrex’s stockholders with respect to any and all matters presented to the stockholders for their action or consideration. The shares of Series A Preferred Stock held by Aron Govil represent 100% of the total Series A Preferred Stock outstanding.

By Order of the Board of Directors,

Saagar Govil
Chairman, President and Chief Executive Officer
August 11, 2017

SEC REPORTS AND INCORPORATION OF SEC REPORTS BY REFERENCE

A copy of Cemtrex’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016 and Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2016 and March 31, 2017 as filed with the Securities and Exchange Commission will be furnished without charge to stockholders as of the Record Date upon written request to Saagar Govil, Chairman, President and Chief Executive Officer, Cemtrex, Inc., 19 Engineers Lane, Farmingdale, New York 11735. Such SEC reports are incorporated by reference into this Information Statement.

APPENDIX A

RESOLVED, that the first paragraph of Article 4 of the Certificate of Incorporation of Cemtrex, Inc. be amended to read in its entirety as follows:

“ARTICLE 4. CAPITAL STOCK. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Forty Million (40,000,000) shares, consisting of (i) Twenty Million (20,000,000) shares of Common Stock, par value $0.001 per share, and (ii) Twenty Million (20,000,000) shares of Preferred Stock, par value of $0.001 per share. Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.”